Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Mittal Steel Company N.V. for the registration of $3,000,000,000 of debt securities, Class A common shares, warrants and units and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the financial statements of Caribbean Ispat Limited, included in Mittal Steel Company N.V.’s Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Port of Spain,
TRINIDAD
September 28, 2005